Exhibit 99.2

FDIC Approves the Assumption of the Insured Deposits of ANB Financial, National Association, Bentonville, Arkansas

FOR IMMEDIATE RELEASE	Media Contact:
May 9, 2008	David Barr (202) 898-6992
Cell: 703-622-4790
dbarr@fdic.gov

ANB Financial, National Association, Bentonville, Arkansas, was closed today by the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation (FDIC) was named receiver. To protect depositors, the FDIC’s Board of Directors approved the assumption of the insured deposits of ANB Financial by Pulaski Bank and Trust Company, Little Rock, Arkansas.

The failed bank’s nine offices will reopen Monday as branches of Pulaski Bank and Trust Company. Depositors of ANB Financial will automatically become depositors of the assuming bank.

As of January 31, 2008, ANB Financial had approximately $2.1 billion in assets and $1.8 billion in total deposits. Pulaski Bank and Trust Company will assume $212.9 million of the failed bank’s insured non-brokered deposits for a premium of 1.011% and will purchase $235.9 million of assets.

At the time of closing, ANB Financial had approximately $39.2 million in 647 deposit accounts that exceeded the federal deposit insurance limit. These customers will have immediate access to their insured deposits, and they will become creditors of the receivership for the amount of their uninsured funds.

ANB Financial also had approximately $1.6 billion in brokered deposits that are not part of today’s transaction. The FDIC will pay the brokers directly for the amount of their insured funds.

Over the weekend, all deposit customers can access their insured money by writing checks, or by using their debit or ATM cards. Checks drawn on the bank that did not clear before today will be honored up to the insured limit.

Customers with uninsured deposits, or who would like more information about the failure, can either call the FDIC toll-free at 1-877-367-2719 or visit the FDIC’s Web site at http://www.fdic.gov/bank/individual/failed/anb.html. The toll-free number will be operational until 9:00 p.m. (Central time) this evening. Beginning tomorrow and into the following week, the number will operate daily from 8:00 a.m. to 6:00 p.m., Central time.

In addition to assuming the failed bank’s insured deposits, Pulaski Bank and Trust Company will purchase approximately $235.9 million of the failed bank’s assets. The assets are comprised mainly of cash, cash equivalents and securities. The FDIC will retain the remaining assets for later disposition.

The transaction is the least costly resolution option, and the FDIC estimates that the cost to its Deposit Insurance Fund is approximately $214 million. ANB Financial is the third FDIC-insured institution to fail this year, and the first in Arkansas since Sinclair National Bank, Gravette, Arkansas, on September 7, 2001. Last year, three FDIC-insured institutions failed.

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Congress created the Federal Deposit Insurance Corporation in 1933 to restore public confidence in the nation’s banking system. The FDIC insures deposits at the nation’s 8,534 banks and savings associations and it promotes the safety and soundness of these institutions by identifying, monitoring and addressing risks to which they are exposed. The FDIC receives no federal tax dollars – insured financial institutions fund its operations.

FDIC press releases and other information are available on the Internet at www.fdic.gov, by subscription electronically (go to www.fdic.gov/about/subscriptions/index.html) and may also be obtained through the FDIC’s Public Information Center (877-275-3342 or 703-562-2200). PR-33-2008